Exhibit 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

HSBC USA Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward Form File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Debt Securities(1)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(2)	(2)
	Debt	Preferred Stock	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(2)	(2)
	Other	Depositary Shares(4)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(2)	(2)
	Other	Warrants	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(2)	(2)
	Other	Warrants issued under the warrant indenture dated as of May 16, 2016	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(2)	(2)
	Other	Purchase Contracts	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(2)	(2)
	Other	Units(5)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(2)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A	N/A
	Total Fees Previously Paid						N/A
	Total Fee Offsets						N/A
	Net Fee Due						N/A

(1) Any offering of debt securities denominated in any foreign currency or foreign currency units will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such debt securities from the registrant.

(2) In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the entire registration fee.

(3) An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. This registration statement also relates to an indeterminate amount of registered securities of the classes specified in the table above that may be reoffered and resold on an ongoing basis after their initial sale in market-making transactions by affiliates of the registrant, including previously registered securities that have already been issued and sold by the registrant and its predecessors pursuant to other registration statements. All such market-making transactions that are made pursuant to a registration statement after the effectiveness of this registration statement are being made solely pursuant to this registration statement. Pursuant to Rule 457(q) under the Securities Act of 1933, no filing fee is required.

(4) This registration statement also relates to an indeterminate number of depositary receipts issued pursuant to a deposit agreement in the event that fractional interests in shares of preferred stock will be deposited with the depositary under the deposit agreement.

(5) Each unit will be issued under a unit agreement or indenture and will represent an interest in two or more debt securities, warrants or purchase contracts, or a combination thereof which may or may not be separable from one another.